Ankura Consulting Group, LLC's Consent	EXHIBIT 23

Union Carbide Corporation:

Ankura Consulting Group, LLC ("Ankura") hereby consents to the use of Ankura's name and the reference to Ankura's reports appearing in this Quarterly Report on Form 10-Q of Union Carbide Corporation for the quarter ended June 30, 2026.

Date: July 24, 2026

/s/ ANGELA N. MCDANAL
Angela N. McDanal Senior Managing Director Ankura Consulting Group, LLC

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